PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated November 29, 2023)	Registration Statement No. 333-275558

Up to 12,080,000 shares of Common Stock

This prospectus supplement (the “Prospectus Supplement”) updates and supplements the prospectus dated November 29, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-275558) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in (i) our current report on Form 8-K as filed with the Securities and Exchange Commission on July 31, 2024 (the “Current Report”) and (ii) our 2023 annual report on Form 10-K/A (the “Annual Report”) and our quarterly report on Form 10-Q for the period ended June 30, 2024 (the “Quarterly Report”) each as filed with the Securities and Exchange Commission (the “Commission”) on August 15, 2024. Accordingly, we have attached the Current Report, Annual Report and Quarterly Report, without exhibits, to this Prospectus Supplement.

This Prospectus Supplement relates to the offering on a resale basis an aggregate of up to 12,080,000 shares of common stock of Coeptis Therapeutics Holdings, Inc. (the “Company,” “we,” “us” or our”), par value $0.0001 per share, consisting of (a) 6,527,000 shares of the Company’s common stock that are currently issued, (b) 1,223,000 shares of common stock that are issuable upon exercise of certain pre-funded warrants (the “Pre-Funded Warrants”), (c) 2,000,000 shares of common stock that are issuable upon exercise of certain Series A Warrants (the “Series A Warrants”), (d) 2,000,000 shares of common stock that are issuable upon exercise of Series B Warrants (the “Series B Warrants”, and together with the Series A Warrants (the “Common Warrants”) and together with the Pre-Funded Warrants, the “Warrants”), (e) 210,000 shares of common stock that are issuable to the applicable Selling Stockholders upon the exercise of the underwriter warrants (“Underwriter Warrants”) issued in connection with the Company’s June 2023 public offering (the “June Offering”), and (f) 120,000 shares of common stock that are issuable to the applicable Selling Stockholder upon the exercise of the placement agent warrants (“Placement Agent Warrants”, together with the Underwriter Warrants, the “Offering Warrants”), issued in connection with the Company’s October 2023 private placement. The Selling Stockholders acquired the shares of common stock offered by this prospectus from us in private placement transactions in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) as more fully described herein. We are registering the resale of these shares of common stock by the Selling Stockholders to satisfy registration rights we have granted to the Selling Stockholders.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.  This Prospectus Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on The Nasdaq Capital Market under the symbol “COEP”. As of November 21, 2024, the closing price of our common stock as reported on The Nasdaq Capital Market was $0.19 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of the Prospectus and as updated and supplemented by the section entitled “Risk Factors” in this Prospectus Supplement and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 22, 2024.

Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2024 or

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transaction period from _______ to _______

Commission File No. 001-39669

COEPTIS THERAPEUTICS HOLDINGS, INC.

Delaware	98-1465952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

105 Bradford Rd, Suite 420

Wexford, Pennsylvania 15090

(724) 934-6467

coeptistx.com

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	COEP	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one-half of one share of Common Stock for $11.50 per whole share	COEPW	Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12(b)-2 of the Exchange Act). Yes ☐ No ☒

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

The number of shares outstanding of the registrant’s common stock, par value $0.0001 per share, as of November 12, 2024, was 41,118,593.

COEPTIS THERAPEUTICS, INC.

FORM 10-Q

For the Quarter Ended September 30, 2024

2

PART I — FINANCIAL INFORMATION

Item 1.	Unaudited Financial Statements

COEPTIS THERAPEUTICS HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of
	September 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Cash	$1,137,453	$1,469,134
Interest receivable	–	38,978
Prepaid assets, current portion	227,221	241,601
TOTAL CURRENT ASSETS	1,364,674	1,749,713

PROPERTY AND EQUIPMENT
Furniture and fixtures	25,237	25,237
Less: accumulated depreciation	14,565	13,931
Furniture and fixtures, net	10,672	11,306

OTHER ASSETS
Investments	5,691,084	–
Prepaid assets, net of current portion	15,833	158,333
Co-development options	1,804,167	2,554,166
Right of use asset, net of accumulated amortization	69,554	97,571
Total other assets	7,580,638	2,810,070
TOTAL ASSETS	$8,955,984	$4,571,089

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,134,243	$1,419,699
Accrued expenses	742,201	555,950
Notes payable, current portion	1,553,929	975,000
Right of use liability, current portion	9,890	38,047
TOTAL CURRENT LIABILITIES	3,440,263	2,988,696

LONG TERM LIABILITIES
Note payable, net of current portion	150,000	150,000
Derivative liability warrants	322,125	557,250
Right of use liability, non-current portion	61,179	61,179
TOTAL LONG TERM LIABILITIES	533,304	768,429
TOTAL LIABILITIES	3,973,567	3,757,125

COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 5,825 and 0 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	2	–
Common stock, $0.0001 par value, 150,000,000 shares authorized, 39,968,593 and 35,331,036 shares issued and outstanding at September 30, 2024, and December 31, 2023, respectively	3,997	3,533
Additional paid-in capital	102,142,641	91,666,691
Subscription receivable	(2,100,000)	(3,500,000)
Accumulated deficit	(95,221,907)	(87,356,260)
TOTAL STOCKHOLDERS' EQUITY - CONTROLLING INTERESTS	4,824,733	813,964
TOTAL STOCKHOLDERS' EQUITY - NONCONTROLLING INTERESTS	157,684	–
TOTAL STOCKHOLDERS' EQUITY	4,982,417	813,964
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,955,984	$4,571,089

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

3

COEPTIS THERAPEUTICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
SALES
Sales	$–	$–	$–	$–
Total sales	–	–	–	–
Cost of goods	–	–	–	–
Gross profit	–	–	–	–

OPERATING EXPENSES
Research and development expense	811,784	5,072,938	1,987,670	5,654,897
Salary expense	378,740	379,357	1,283,198	1,019,201
Amortization expense	250,000	250,000	750,000	750,000
Professional services expense	431,304	1,801,081	2,476,392	9,651,391
Stock based compensation expense	96,888	113,301	805,347	348,993
General and administrative expenses	173,073	272,131	584,667	687,963
Selling and marketing expense	–	12,412	5,000	12,711
Total operating expenses	2,141,789	7,901,220	7,892,274	18,125,156

LOSS FROM OPERATIONS	(2,141,789)	(7,901,220)	(7,892,274)	(18,125,156)

OTHER INCOME (EXPENSE)

Interest expense	(50,926)	(19,800)	(317,487)	(93,853)
Royalties and licensing fees	–	(15,000)	–	(15,000)
Other income (expense)	51,558	(23,601)	146,246	(23,566)
Loss on write down of assets	(37,257)	–	(37,257)	–
Gain on change in fair value of derivative liability warrants	349,500	1,609,125	235,125	746,625
TOTAL OTHER INCOME, NET	312,875	1,550,724	26,627	614,206

LOSS BEFORE INCOME TAXES	(1,828,914)	(6,350,494)	(7,865,647)	(17,510,948)

PROVISION FOR INCOME TAXES (BENEFIT)	–	–	–	–
NET LOSS	(1,828,914)	(6,350,494)	(7,865,647)	(17,510,948)
Net loss attributable to noncontrolling interests	–	–	–	–
NET LOSS ATTRIBUTABLE TO COEPTIS THERAPEUTICS HOLDINGS, INC.	$(1,828,914)	$(6,350,494)	$(7,865,647)	$(17,510,948)

LOSS PER SHARE

Loss per share, basic and fully diluted	$(0.05)	$(0.24)	$(0.21)	$(0.76)

Weighted average number of common shares outstanding	39,806,505	26,650,210	37,640,436	22,957,402

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

4

COEPTIS THERAPEUTICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Three and Nine Months Ended September 30, 2024 and 2023

(Unaudited)

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN	SHARES	SUBSCRIPTION	ACCUMULATED	TOTAL COEPTIS	NON- CONTROLLING	TOTAL
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	SUBSCRIBED	RECEIVABLE	DEFICIT	EQUITY	INTERESTS	EQUITY

BALANCE AT DECEMBER 31, 2022	–	$–	19,566,839	$1,957	$70,541,095	$–	$–	$(66,089,723)	$4,453,329	$–	$4,453,329

Shares subscribed for non-employee services	–	–	1,374,197	137	2,396,677	720,000	–	–	3,116,814	–	3,116,814

Warrants issued for services	–	–	–	–	1,111,706	–	–	–	1,111,706	–	1,111,706

Stock based compensation	–	–	–	–	122,391	–	–	–	122,391	–	122,391

Net loss	–	–	–	–	–	–	–	(7,957,833)	(7,957,833)	–	(7,957,833)

BALANCE AT MARCH 31, 2023	–	$–	20,941,036	$2,094	$74,171,869	$720,000	$–	$(74,047,556)	$846,407	$–	$846,407

Shares subscribed for non-employee services	–	–	700,000	70	1,070,930	(720,000)	–	–	351,000	–	351,000

Warrants issued for services	–	–	–	–	811,500	–	–	–	811,500	–	811,500

Stock based compensation	–	–	–	–	113,301	–	–	–	113,301	–	113,301

Issuance of common stock and warrants, net of issuance costs	–	–	2,755,000	276	3,040,585	–	–	–	3,040,861	–	3,040,861

Net loss	–	–	–	–	–	–	–	(3,202,620)	(3,202,620)	–	(3,202,620)

BALANCE AT JUNE 30, 2023	–	$–	24,396,036	$2,440	$79,208,185	$–	$–	$(77,250,176)	$1,960,449	$–	$1,960,449

Shares issued for cash	–	–	500,000	50	499,950	–	–	–	500,000	–	500,000

Shares issued in exchange for subscription receivable	–	–	2,500,000	250	2,499,750	–	(2,500,000)	–	–	–	–

Shares issued for services	–	–	550,000	54	531,746	–	–	–	531,800	–	531,800

Warrants issued for services	–	–	–	–	514,819	–	–	–	514,819	–	514,819

Stock based compensation	–	–	–	–	113,301	–	–	–	113,301	–	113,301

Issuance of common stock and warrants, net of issuance costs	–	–	745,000	75	–	–	–	–	75	–	75

Shares issued for the conversion of debt	–	–	300,000	30	302,896	–	–	–	302,926	–	302,926

Shares issued in connection with asset purchase agreement	–	–	4,000,000	400	4,319,600	–	–	–	4,320,000	–	4,320,000

Net loss	–	–	–	–	–	–	–	(6,350,494)	(6,350,494)	–	(6,350,494)

BALANCE AT SEPTEMBER 30, 2023	–	$–	32,991,036	$3,299	$87,990,247	$–	$(2,500,000)	$(83,600,673)	$1,892,873	$–	$1,892,873

5

COEPTIS THERAPEUTICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Three and Nine Months Ended September 30, 2024 and 2023

(Unaudited)

(continued)

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN	SHARES	SUBSCRIPTION	ACCUMULATED	TOTAL COEPTIS	NON- CONTROLLING	TOTAL
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	SUBSCRIBED	RECEIVABLE	DEFICIT	EQUITY	INTERESTS	EQUITY

BALANCE AT DECEMBER 31, 2023	–	$–	35,331,036	$3,533	$91,666,691	$–	$(3,500,000)	$(87,356,260)	$813,964	$–	$813,964

Shares issued for non-employee services	–	–	1,096,381	110	541,640	–	–	–	541,750	–	541,750

Warrants issued for cash	–	–	–	–	500,000	–	–	–	500,000	–	500,000

Warrants issued for services	–	–	–	–	8,150	–	–	–	8,150	–	8,150

Warrants issued in exchange for note receivable	–	–	–	–	1,900,000	–	(2,000,000)	–	(100,000)	–	(100,000)

Stock based compensation	–	–	–	–	96,889	–	–	–	96,889	–	96,889

Net loss	–	–	–	–	–	–	–	(3,001,388)	(3,001,388)	–	(3,001,388)

BALANCE AT MARCH 31, 2024	–	$–	36,427,417	$3,643	$94,713,370	$–	$(5,500,000)	$(90,357,648)	$(1,140,635)	$–	$(1,140,635)

Shares issued for services	–	–	1,850,000	185	558,165	–	–	–	558,350	–	558,350

Shares issued for the conversion of debt	506	1	1,441,176	144	951,855	–	–	–	952,000	–	952,000

Preferred share offering	3,794	1	–	–	3,661,505	50,000	(2,100,000)	–	1,611,506	132,494	1,744,000

Stock based compensation	–	–	–	–	611,570	–	–	–	611,570	–	611,570

Net loss	–	–	–	–	–	–	–	(3,035,345)	(3,035,345)	–	(3,035,345)

BALANCE AT JUNE 30, 2024	4,300	$2	39,718,593	$3,972	$100,496,465	$50,000	$(7,600,000)	$(93,392,993)	$(442,554)	$132,494	$(310,060)

Shares issued for services	–	–	250,000	25	49,475	–	–	–	49,500	–	49,500

Preferred share offering	1,525	–	–	–	1,499,810	(50,000)	–	–	1,449,810	25,190	1,475,000

Relief of subscription receivable	–	–	–	–	–	–	5,500,000	–	5,500,000	–	5,500,000

Stock based compensation	–	–	–	–	96,891	–	–	–	96,891	–	96,891

Net loss	–	–	–	–	–	–	–	(1,828,914)	(1,828,914)	–	(1,828,914)

BALANCE AT SEPTEMBER 30, 2024	5,825	$2	39,968,593	$3,997	$102,142,641	$–	$(2,100,000)	$(95,221,907)	$4,824,733	$157,684	$4,982,417

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

6

COEPTIS THERAPEUTICS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30, 2024	September 30, 2023
OPERATING ACTIVITIES

Net loss	$(7,865,647)	$(17,510,948)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	750,633	750,927
Amortization of debt discount	150,000	–
Right of use asset amortization	28,018	30,238
Change in fair value of derivative liability warrants	(235,125)	(746,625)
Stock based compensation	805,347	348,993
Shares issued for non-employee services	1,149,600	3,999,614
Warrants issued for services	8,150	2,438,026
Loss on shares issued for conversion of debt	77,250	–
Shares issued in connection with asset purchase agreement	–	4,320,000

(Increase) decrease in:
Accounts receivable	–	8,075
Interest receivable	(152,104)	(833)
Prepaid assets	156,880	76,724
Right of use liability	(28,157)	(30,861)
Increase (decrease) in:
Accounts payable	(285,456)	382,983
Accrued expenses	227,868	387,961
NET CASH USED IN OPERATING ACTIVITIES	(5,212,743)	(5,545,728)

INVESTING ACTIVITIES

Increase in subscription receivable in exchange for cash	(100,000)	–
NET CASH USED IN INVESTING ACTIVITIES	(100,000)	–

FINANCING ACTIVITIES

Preferred stock offering	3,218,561	–
Proceeds from issuance of common stock and warrants, net of issuance costs	–	3,040,935
Proceeds from note payable	1,850,000	500,000
Repayment of notes payable, net of proceeds	(587,500)	(874,999)
Shares issued for cash	–	500,000
Warrants issued for cash	500,000	–
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,981,061	3,165,936
NET DECREASE IN CASH	(331,682)	(2,379,792)
CASH AT BEGINNING OF PERIOD	1,469,134	3,791,302
CASH AT END OF PERIOD	$1,137,453	$1,411,510

SUPPLEMENTAL CASH FLOW DISCLOSURES

Interest paid	$–	$–
Taxes paid (refunded)	$–	$–

SUPPLEMENTAL NON-CASH DISCLOSURES

Warrants issued in exchange for subscriptions receivable	$2,000,000	$2,500,000
Preferred stock issued in exchange for subscriptions receivable	$2,100,000	$–
Shares issued for the conversion of debt	$868,750	$302,926

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

7

COEPTIS THERAPEUTICS HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Nine months ended September 30, 2024 and 2023 (unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

General. Coeptis Therapeutics Holdings, Inc. (“Coeptis”, the “Company” or “we” or “our”) was originally incorporated in the British Virgin Islands on November 27, 2018, under the name Bull Horn Holdings Corp. On October 27, 2022, Bull Horn Holdings Corp. domesticated from the British Virgin Islands to the State of Delaware. On October 28, 2022, in connection with the closing of the Merger, we changed our corporate name from Bull Horn Holdings Corp. to Coeptis Therapeutics Holdings, Inc.

The Merger Transaction. On October 28, 2022, a wholly owned subsidiary of Bull Horn Holdings Corp., merged with and into Coeptis Therapeutics, Inc., with Coeptis Therapeutics, Inc. as the surviving corporation of the Merger. As a result of the Merger, we acquired the business of Coeptis Therapeutics, Inc., which now continues to operate as a wholly owned subsidiary.

About the Company’s Subsidiaries. We are now a holding company that currently operates through our direct and indirect wholly owned subsidiaries Coeptis Therapeutics, Inc., Coeptis Pharmaceuticals, Inc. and Coeptis Pharmaceuticals, LLC. The Company formed two new subsidiaries, SNAP Biosciences, Inc. and GEAR Therapeutics, Inc., in June 2024 in connection with the Series A Preferred Stock offering. See Note 5, Capital Structure, for more information on the Series A Preferred Stock offering.

Our current business model is designed around furthering the development of our current product portfolio. We are continually exploring partnership opportunities with companies that have novel therapies in various stages of development or companies with technologies that improve the way that drugs are delivered to patients. We seek the best strategic relationships, which relationships could include in-license agreements, out-license agreements, co-development arrangements and other strategic partnerships in new and exciting therapeutic areas such as auto-immune disease and oncology.

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the Company’s consolidated financial position, results of operations, and cash flows. The interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain information and footnote disclosure normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to instructions, rules, and regulations prescribed by the United States Securities and Exchange Commission (“SEC”). The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K/A for the year ended December 31, 2023 that was filed with the SEC on August 15, 2024.

Principles of Consolidation – The accompanying unaudited condensed consolidated financial statements include the accounts of Coeptis Therapeutics, Inc., SNAP Biosciences, Inc., GEAR Therapeutics, Inc., Coeptis Pharmaceuticals, Inc., and Coeptis Pharmaceuticals, LLC. All material intercompany accounts, balances and transactions have been eliminated.

8

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates – The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Employee and Non-Employee Share-Based Compensation – The Company applies Accounting Standards Codification (“ASC”) 718-10, Share-Based Payment, which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors including employee stock option equity awards issued to employees and non-employees based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of equity-based option awards on the date of grant using an option-pricing model. The fair value of the award is recognized as an expense on a straight-line basis over the requisite service periods in the Company’s unaudited condensed consolidated statements of operations. The Company recognizes share-based award forfeitures as they occur.

The Company estimates the fair value of granted option equity awards using a Black-Scholes option pricing model. The option-pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is estimated based on volatility of the Company. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term. The expected option term is calculated for options granted to employees and directors using the “simplified” method. Changes in the determination of each of the inputs can affect the fair value of the options granted and the results of operations of the Company.

Adoption of New Accounting Pronouncements – During the three months and nine months ended September 30, 2024 and 2023, there were new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”). Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s unaudited condensed consolidated financial statements.

Reclassifications – Certain reclassifications were made to the prior condensed consolidated financial statements to conform to the current period presentation. There was no change to the previously reported net loss

Going Concern – The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with GAAP in the United States of America, which contemplate continuation of the Company as a going concern, which is dependent upon the Company’s ability to obtain sufficient financials or establish itself as a profitable business. As of September 30, 2024, the Company had an accumulated deficit of $95,221,907, and for the nine months ended September 30, 2024, the Company had a net loss of $7,865,647. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to operations include raising additional capital through sales of equity or debt securities as may be necessary to pursue its business plans and sustain operations until such time as the Company can achieve profitability. Management believes that additional financing as necessary will result in improved operations and cash flow. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations.

9

NOTE 3 – CO-DEVELOPMENT OPTIONS

Prior to 2022, the Company entered into an agreement with Purple Biotech (“Purple”) to market, distribute, and sell the Consensi product (the “Product”) on an exclusive basis within the United States and Puerto Rico. Upon execution of the Agreement the Company paid $1,000,000 to Purple. Two additional milestone payments of $1,500,000 and $1,000,000 were due and paid upon completion of the milestones including the first commercial sale of the Product which occurred and the payments were made prior to 2022.

In September of 2021, the Company executed a license termination agreement with Purple to cease all efforts for sales and promotion of the Product in the United States and Puerto Rico. The termination included (i) issuance of $1,500,000 of convertible debt due in February 2023 to satisfy amounts owed for the license, (ii) the issuance of warrants (See Note 5, Capital Structure) and (iii) transfer of inventory ownership back to Purple. In conjunction with this termination, the Company also terminated its marketing agreement with a third party for the Product’s sales and promotion. On July 14, 2023, the Company and Purple executed an amendment to revise the note’s payment schedule, extending the maturity date to March 31, 2024. On June 19, 2024, the Company and Purple executed another amendment to extend the maturity date to August 31, 2024. The outstanding principal balance due under the convertible note at September 30, 2024 and December 31, 2023 was $218,750 and $625,000, respectively. The note is in default as of September 30, 2024.

During the year ended December 31, 2021, the Company and Vy-Gen-Bio, Inc. (“Vy-Gen”) entered into agreements to jointly develop and commercialize two Vy-Gen product candidates, CD38-GEAR-NK and CD38-Diagnostic (the “CD38 Assets”). The Company paid $1,750,000 and issued promissory notes totaling $3,250,000 to Vy-Gen in accordance with the agreements. The collaboration arrangement provides the right for the Company to participate, under the direction of a joint steering committee, in the development and commercialization of the CD38 Assets and a 50/50 profit share, with the profit share subject to contingent automatic downward adjustment up to 25% upon an event of default in connection with the promissory notes. The Company capitalized $5,000,000 to be amortized over a five-year period in which the CD38 Assets are expected to contribute to future cash flows. In March of 2022, a $250,000 payment was made toward the promissory notes. In November of 2022, a $1,500,000 payment was made toward the promissory notes, which paid them in full, and the accrued interest was forgiven.

The Company made certain judgements as the basis in determining the accounting treatment of these options. The CD38 Assets represent a platform technology and a diagnostic tool which have multiple applications and uses. Both projects are intended to be used in more than one therapy or diagnostic option. For example, GEAR-NK is a technology which allows for the gene editing of human natural killer cells, so that these cells can no longer bind and be destroyed by targeted monoclonal antibody treatments. The GEAR-NK technology can be modified to work concomitantly with many different monoclonal antibody treatments in which there are currently over 100 approved by the FDA. Anti- CD38 is only the first class of monoclonal antibody treatments being developed under the GEAR-NK platform. Therefore, the pursuit of FDA approval for the use of CD38 assets for at least one indication or medical device approval is at least reasonably expected. Further, as the diagnostic asset may be used as an in vitro technology, it could be classified as a medical device, and therefore toxicity studies would not be a contingency to be resolved before reasonably establishing future value assumptions. In addition, there is perceived value in the CD38 assets, based on publicly disclosed current business deals in cell therapies, the developing market for these innovative technologies, and current interest from third parties in these technologies. The Company may sell or license its right to another party, with the written consent of Vy-Gen, which cannot be unreasonably withheld. Furthermore, the Company believes that any negative results from ongoing development of a single therapy or use, would not result in abandoning the project. Given these considerations, The Company has determined that these options have alternative future use and should be recorded as assets pursuant to ASC 730-10-25-2, Research and Development.

Related to the joint development, the Company, under the direction of the joint steering committee, is assessing market opportunities, intellectual property protection, and potential regulatory strategies for the CD38 Assets. Vy-Gen is responsible for development activities conducted and overseen by the scientists at Karolinska Institute. The agreement does not currently require additional payments for research and development costs by the Company and no additional payments are required upon development or regulatory milestones.

10

NOTE 4 – DEBT

In September 2021, as part of a termination of a license agreement with Purple (see Note 3, Co-Development Options), the Company issued a convertible note in the principal amount of $1,500,000 that was payable on or before the maturity date in February 2023, bearing interest of 5% per annum and convertible in whole or in part at any time by Purple into shares of common stock of the Company. The conversion price is $5 per share of common stock, subject to certain adjustments under such terms and conditions as agreed between the parties. The Company may prepay the principal amount of the note plus accrued and unpaid interest at any time prior to the maturity date. On July 14, 2023, the Company and Purple executed an amendment to revise the note’s payment schedule, extending the maturity date to March 31, 2024. On June 19, 2024, the Company and Purple executed another amendment to extend the maturity date to August 31, 2024. The outstanding principal balance due under the convertible note at September 30, 2024 and December 31, 2023 was $218,750 and $625,000, respectively. The note was in default as of September 30, 2024.

In October 2022, as a result of the Merger, the Company entered into a convertible promissory note agreement with an unrelated third party in the principal amount of $350,000 with no accruing interest and was due on October 28, 2023 for legal services rendered to the Company. The noteholder may elect, in its sole discretion upon written notice to the Company, at any time prior to, as of or following the maturity date, to require that all or any portion of the principal amount not then repaid be converted, without any further action on the part of the noteholder, into shares of common stock, par value $0.0001 per share. The conversion price as set forth by the note is equal to $10.00 per share, provided that the conversion price shall be subject to a one-time adjustment on January 3, 2023, with the conversion price adjustable to a price equal to the thirty-day volume weighted average price of the stock as traded on the Nasdaq. However, the conversion price following such adjustment shall not be lower than a floor of $5.00 per share nor greater than $10.00 per share. Upon full conversion of the remaining principal amount due, the note will, for all purposes be deemed cancelled and all obligations shall be deemed paid in full. On October 27, 2023, a $200,000 payment was made, and on December 15, 2023, another $50,000 payment was made. On June 25, 2024, the Company and the unrelated third party signed an amendment to the note that extended the maturity date to July 31, 2024. The outstanding balance due under the convertible note at September 30, 2024 and December 31, 2023 was $100,000. The note was in default as of September 30, 2024.

In December 2023, the Company entered into an unsecured convertible promissory note with an unrelated party in the principal amount of $150,000 together with interest at 5% and a maturity date of June 30, 2024. On April 24, 2024, the Company converted the note into shares of common stock, which satisfied the note in full.

On January 3, 2024, the Company entered into an unsecured note agreement with an unrelated third party in the principal amount of $1,500,000, which was issued with a 10% original issue discount. The original principal amount, together with interest of 8%, was payable by the Company on March 15, 2024, and was extended to July 31, 2024. The note had an outstanding principal balance of $1,235,178 with $150,000 of the debt discount fully amortized to interest expense as of September 30, 2024. The note was in default as of September 30, 2024. On November 1, 2024, the Company entered into an agreement with the same unrelated third party that completely terminates and replaces this note agreement. See Note 13, Subsequent Events, for further details.

On April 17, 2024, the Company entered into an unsecured note agreement with a related party in the principal amount of $500,000 together with interest at 10%, with a maturity date of September 30, 2024. The agreement is between the Company and an investment fund where the manager is a member of the Company’s board of directors. On June 3, 2024, the Company and the related party agreed to convert the note agreement in full, both principal and interest, to equity in connection with the Company’s Series A Preferred Stock offering. See Note 5, Capital Structure, for more information on the Series A Preferred Stock offering.

11

Loans under the CARES Act -- On July 8, 2020, the Company received a loan of $150,000 from the United States Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. Proceeds are intended to be used for working capital purposes. Interest on the EIDL loan accrues at the rate of 3.75% per annum and installment payments, including principal and interest, are due monthly in the amount of $731. Each payment will be applied first to interest accrued to the date of receipt of each payment, and the balance, if any, will be applied to principal. Installment payments have been deferred by the SBA until January 2023. The balance of principal and interest is payable thirty years from the date of the promissory note. The balance of the loan is $150,000, as of September 30, 2024 and December 31, 2023.

Maturities of notes payable are as follows for the years ended December 31,

2024	$1,553,929
2025	–
2026	–
2027	1,687
2028	3,266
Thereafter	145,047
Total notes payable	$1,703,929

NOTE 5 – DERIVATIVE LIABILITY WARRANTS

At September 30, 2024 and December 31, 2023, there were (i) 7,500,000 public warrants (the “Public Warrants”) outstanding that were issued as part of Bull Horn’s November 2020 initial public offering, which warrants are exercisable in the aggregate to acquire 3,750,000 shares of our common stock at an exercise price of $11.50 per share, (ii) 3,750,000 private warrants (the “Private Placement Warrants”) outstanding that were issued to our sponsor Bull Horn Holdings Sponsor LC and the underwriters in Bull Horn’s initial public offering in November 2020, which warrants are exercisable in the aggregate to acquire 3,750,000 shares of our common stock at an exercise price of $11.50 per share, The Private Placement Warrants became exercisable on the consummation of our Business Combination in October 2022. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of common stock. With respect to the shares of common stock issuable upon the exercise of the Public Warrants, the class A warrants and the class B warrants during any period when the Company shall have failed to maintain an effective registration statement related to the issuance of such shares underlying the applicable warrants, the holder of any applicable warrants may exercise its warrant on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the Public Warrants are exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,
•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $16.50 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and
•	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

12

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants only allow the holder thereof to one ordinary share. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Within ASC 815, Derivative and Hedging, Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s ordinary share. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s ordinary share if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants and Public Warrants are not indexed to the Company’s ordinary share in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that certain warrant provisions preclude equity treatment as by ASC Section 815-10-15.

The Company accounts for its Public Warrants and Private Placement Warrants as liabilities as set forth in ASC 815-40-15-7D and 7F. See below for details about the methodology and valuation of the Warrants.

The Company follows the guidance in ASC Topic 820, Fair Value Measurement for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2024	December 31, 2023
Warrant Liability – Public Warrants	1	$112,500	$232,500
Warrant Liability – Private Placement Warrants	3	209,625	324,750
Total		$322,125	$557,250

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying unaudited condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the condensed consolidated statements of operations.

13

The Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The following table provides quantitative information regarding Level 3 fair value measurements:

	September 30, 2024	December 31, 2023
Risk-free interest rate	3.51%	3.84%
Expected volatility	153.20%	82.12%
Exercise price	$11.50	$11.50
Stock price	$0.18	$0.78

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2023	$324,750	$232,500	$557,250
Change in valuation inputs	6,375	(41,250)	(34,875)
Fair value as of March 31, 2024	$331,125	$191,250	$522,375
Change in valuation inputs	115,500	33,750	149,250
Fair value as of June 30, 2024	$446,625	$225,000	$671,625
Change in valuation inputs	(237,000)	(112,500)	(349,500)
Fair value as of September 30, 2024	$209,625	$112,500	$322,125

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and nine months ended September 30, 2024 and December 31, 2023.

NOTE 6 – CAPITAL STRUCTURE

The total number of shares of stock which the corporation shall have authority to issue is 160,000,000 shares, of which 150,000,000 shares of $0.0001 par value shall be designated as Common Stock and 10,000,000 shares of $0.0001 shall be designated as Preferred Stock. The Preferred Stock authorized by the Company’s Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

14

Common Stock - As of September 30, 2024, the Company had 39,968,593 shares of its common stock issued and outstanding, and on December 31, 2023, the Company had 35,331,036 shares of its common stock issued and outstanding.

During the three and nine months ended September 30, 2024 and 2023, there were no capital distributions.

On June 16, 2023, the Company completed a public offering issuing 2,150,000 shares of our common stock, 1,350,000 pre-funded warrants, 3,062,500 Series A Warrants and 3,062,500 Series B Warrants, for net proceeds of approximately $3.0 million, after offering costs. The pre- funded warrants are immediately exercisable, at a price of $0.0001 per share, with no expiration date. As of September 30, 2024, all of the pre- funded warrants had been exercised for a total of 3,500,000 shares of common stock issued as a result of the public offering. The Series A Warrants and the Series B Warrants are referred to herein together as the “Series Warrants.” The shares of common stock and Series Warrants were purchased together and then immediately separable and were issued separately. Each Series Warrant to purchase one share of common stock has an exercise price of $1.65 per share, and is initially exercisable commencing six months from the date of the offering. The Series Warrants are exercisable for a term of five years following the initial exercise date.

On October 26, 2023, the Company completed a private placement of 777,000 shares of our common stock, pre-funded warrants exercisable to acquire up to 1,223,000 shares of our common stock, Series A Warrants exercisable to acquire up to 2,000,000 shares of our common stock and Series B Warrants exercisable to acquire up to 2,000,000 shares of our common stock, for net proceeds of approximately $1.8 million, after offering costs. The pre-funded warrants are immediately exercisable, at a price of $0.001 per share, with no expiration date. In December 2023, all pre-funded warrants were exercised. The Series A Warrants and the Series B Warrants are referred to herein together as the “Series Warrants.” The shares of common stock and Series Warrants were purchased together and then immediately separable and were issued separately. The Series A Warrants and Series B Warrants are exercisable on or after the earlier of (i) the date on which the Company’s stockholders approve the issuance of the shares issuable upon exercise of the Series Warrants or (ii) April 26, 2024 at an exercise price of $1.36 per share. The Series A Warrants have a term of exercise equal to eighteen (18) months and the Series B Warrants have a term of exercise equal to five and one-half (5.5) years. This private placement was conducted with the same underwriter as the June public offering, and as a result, each Series Warrant issued in connection with the June offering was repriced from an exercise price of $1.65 per share to $1.36 per share. In connection with the private placement the Company also issued to the exclusive placement agent warrants exercisable to acquire up to 120,000 shares of our common stock at an exercise price of $1.40 per share, warrant holders 22, 23, and 24.

On December 28, 2023, the Company granted pre-funded warrants exercisable to acquire up to 1,200,000 shares of our common stock for net proceeds of $1,200,000. The pre-funded common stock purchase warrants can be exercised at a price of $0.0001 per share, with no expiration date. During the first quarter of 2024, the Company and the third-party borrower agreed to amend the note as a result of the decline in the publicly traded common stock price. The amount of pre-funded warrants exercisable to acquire up to 1,200,000 shares of common stock was amended to 2,000,000 shares of common stock, and the total principal balance of the note agreement was increased from $1,000,000 to $1,100,000. The aggregate exercise price of this Warrant was partially pre-funded in connection with $100,000 and a $1,100,000 subscription receivable at a 6% per annum interest rate due on November 29, 2024. On August 12, 2024, the third-party assigned shares of common stock in a privately held company for the equivalent amount of principal and accrued interest owed as of June 30, 2024, which satisfied the subscription receivable in full. See Note 7, Investments, for additional information.

On February 8, 2024, the Company granted pre-funded warrants exercisable to acquire up to 4,000,000 shares of our common stock for net proceeds of $2,400,000. The pre-funded common stock purchase warrants can be exercised at a price of $0.0001 per share, with no expiration date. The aggregate exercise price of this Warrant was partially pre-funded in connection with $500,000 and a $1,900,000 subscription receivable at a 6% per annum interest rate due on December 31, 2024. On August 12, 2024, the third-party assigned shares of common stock in a privately held company for the equivalent amount of principal and accrued interest owed as of June 30, 2024, which satisfied the subscription receivable in full. See Note 7, Investments, for additional information.

15

Treasury Stock – There was no treasury stock at September 30, 2024 and December 31, 2023.

Preferred Stock – As of September 30, 2024, the Company had 5,825 shares of preferred stock issued and outstanding.

On June 13, 2024, the Company performed an initial closing and raised $4.3 million in a sale to accredited investors (collectively, the “Series A Investors”) of 4,300 shares of the Company’s series A preferred stock (the “Series A Preferred Stock”), at a purchase price of $1,000 per share, in a financing led by CJC Investment Trust, an entity controlled by board member Christopher Calise, in a combination of cash and short- term collateralized promissory notes. The Series A Investors also received non-voting equity ownership interest in the Company’s two newly formed subsidiaries, SNAP Biosciences Inc. and GEAR Therapeutics Inc.

On July 31, 2024, the Company performed a second closing as part of its series A preferred stock offering and raised $1.3 million, at a purchase price of $1,000 per share.

On September 4, 2024, the Company performed a third closing as part of its series A preferred stock offering and raised $225,000, at a purchase price of $1,000 per share. The Series A Investors currently have an aggregate 8.74% non-voting equity ownership interest in the Company’s two newly formed subsidiaries, SNAP Biosciences Inc. and GEAR Therapeutics Inc. The Company anticipates holding the final closing in or around the month of November 2024.

The key terms of the Series A Preferred Stock are as follows:

Conversion. Each share of Series A Preferred Stock is convertible at the option of the holder, subject to the beneficial ownership and, if applicable, the primary market limitations described below, into such number of shares of the Company’s common stock as is equal to the number of shares of Series A Preferred Stock to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the then conversion price. The initial conversion price is $0.40 per share of common stock, subject to adjustment in the event of stock splits, stock dividends, and similar transactions. In addition, the Series A Preferred Stock will automatically convert into shares of the Company’s common stock, subject to the beneficial ownership and, if applicable, the primary market limitations described below upon the consummation of a fundraising transaction in which the Company raises gross proceeds of at least $20 million.

Rank. The Series A Preferred Stock will be senior to the Company’s common stock and any other class of the Company’s capital stock that is not by its terms senior to or pari passu with the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to dividends equal, on an as-if-converted to shares of the Company’s common stock basis (in each case after applying the beneficial ownership and, if applicable, the primary market limitations described below), to and in the same form as dividends actually paid on shares of the Company’s common stock when, as, and if such dividends are declared on shares of the Company’s common stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of the Company’s common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted (in each case after applying the beneficial ownership and, if applicable, the primary market limitations described below) into the Company’s common stock immediately prior to such event.

Voting. On any matter to be acted upon or considered by the stockholders of the Company, each holder of Series A Preferred Stock shall be entitled to vote on an “as converted” basis (after applying the beneficial ownership and primary market limitations described below).

Beneficial Ownership Limitation. The Company will not affect any conversion of the Series A Preferred Stock, and a holder will not have the right to receive dividends or convert any portion of its Series A Preferred Stock, to the extent that prior to the conversion such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates) beneficially owns less than 20% of the Company’s outstanding common stock and, after giving effect to the receipt of dividends or the conversion, the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates) would beneficially own 20% or more of the Company’s outstanding common stock.

16

Exchange Limitation. Unless the approval of the Company’s stockholders is not required by the applicable rules of Nasdaq for issuances of the Company’s common stock in excess of 19.99% of the outstanding common stock as of June 14, 2024 (the “Market Limit”), or unless the Company has obtained such approval, the Company shall not affect any conversion of the Series A Preferred Stock, including, without limitation, any automatic conversion, and a holder shall not have the right to receive dividends on or convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the receipt of the Company’s common stock in connection with such dividends or conversion, the holder would have received in excess of its pro rata share of the Market Limit.

Stock Based Compensation –

A summary of the Company’s stock option activity is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Intrinsic Value
Outstanding at December 31, 2023	1,757,500	$2.01	7.97	$–
Granted	2,400,000	0.31	10.00	–
Forfeited	(100,000)	10.00	–	–
Exercised	–	–	–	–
Outstanding at September 30, 2024	4,057,500	$0.81	8.89	$–

For the three months ended September 30, 2024 and 2023, the Company recorded $96,888 and $113,301, respectively, for stock-based compensation expense related to stock options. For the nine months ended September 30, 2024 and 2023, the Company recorded $805,347 and $348,993, respectively, for stock-based compensation expense related to stock options. As of September 30, 2024, unamortized stock-based compensation for stock options was $932,836 to be recognized through December 31, 2027.

The options granted during the nine months ended September 30, 2024 and 2023 were valued using the Black-Scholes option pricing model using the following weighted average assumptions:

	For the nine months ended September 30,
	2024	2023
Expected term, in years	5.0	5.38
Expected volatility	85.84%	79.35%
Risk-free interest rate	4.24%	3.66%
Dividend yield	–	–

Options/Stock Awards – On June 13, 2024, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, and the Board of Directors, approved the grant to David Mehalick, the Company’s CEO, under the Company’s 2022 equity incentive plan, of options exercisable to acquire up to 2,400,000 shares of the Company’s common stock at an exercise price $0.31 per share. The options are fully vested and carry a 10-year term. On January 27, 2023, the Company granted options to purchase an aggregate of 1,357,500 shares of our common stock under the 2022 Equity Incentive Plan, to various officers, directors, employees and consultants, at an average exercise price of $1.63 per share. The Company had also granted a stand-alone option to a former employee to purchase up to 100,000 shares of our common stock at an exercise price of $10 per share, however, the stand-alone option expired by its terms on January 31, 2024. On October 2, 2023, the Company granted additional options to purchase an aggregate of 300,000 shares of our common stock to two employees at an average price of $1.07.

17

Common Stock Warrants –

On November 23, 2020, Coeptis Therapeutics, Inc. (under its prior name Vinings Holdings Inc.) issued a class A and a class B warrant to Coral Investment Partners, LP (“CIP”), with each warrant granting CIP the right to purchase 500,000 shares of common stock at a price of $2 for Class A or $5 for Class B. The warrants expired on November 30, 2023.

All common stock warrants outstanding, are listed in the table below:

					Outstanding at
Reference	Date Issued	Exercise Price	Expiration		September 30, 2024	December 31, 2023
Warrant Holder 1	5/28/2021	$2.97	5/13/2026		167,592	167,592
Warrant Holder 1	5/28/2021	$5.94	5/13/2026		168,434	168,434
Warrant Holder 1	5/28/2021	$14.84	5/13/2026		168,434	168,434
Warrant Holder 2	7/30/2021	$2.97	7/30/2026		8,422	8,422
Warrant Holder 2	7/30/2021	$14.84	6/1/2026		25,265	25,265
Kitov/Purple Biotech	9/23/2021	$14.84	9/21/2024		–	101,061
Warrant Holder 5	12/20/2021	$2.97	12/20/2026		58,952	58,952
Warrant Holder 5	1/28/2022	$4.45	1/31/2024		–	67,374
Warrant Holder 6	1/28/2022	$4.45	1/31/2024		–	84,217
Warrant Holder 7	1/28/2022	$4.45	1/31/2024		–	134,747
Warrant Holder 11	1/28/2022	$2.97	1/31/2024		–	50,530
Warrant Holder 11	1/28/2022	$5.94	1/31/2024		–	50,530
Warrant Holder 11	4/14/2022	$4.45	1/31/2024		–	57,268
Warrant Holder 18	3/30/2022	$8.91	3/30/2025		84,217	84,217
Warrant Holder 20	1/3/2023	$2.50	1/2/2027		100,000	100,000
Warrant Holder 21	1/20/2023	$1.90	1/19/2027		250,000	250,000
Series A & B Warrants	6/16/2023	$1.36	12/16/2028		6,125,000	6,125,000
Series A Warrants	10/23/2023	$1.36	4/26/2025		2,000,000	2,000,000
Series B Warrants	10/23/2023	$1.36	4/26/2029		2,000,000	2,000,000
Warrant Holder 22	6/16/2023	$1.25	12/16/2028		126,000	126,000
Warrant Holder 22	10/23/2023	$1.40	4/26/2029		66,000	66,000
Warrant Holder 23	6/16/2023	$1.25	12/16/2028		84,000	84,000
Warrant Holder 23	10/23/2023	$1.40	4/26/2029		48,000	48,000
Warrant Holder 24	10/23/2023	$1.40	4/26/2029		6,000	6,000
Pre-Funded Warrants 2	12/28/2023	$0.0001	–	*	2,000,000	1,200,000
Pre-Funded Warrants 3	2/8/2024	$0.0001	–	*	4,000,000	–
Total Warrants outstanding					17,486,316	13,232,043

*Pre-funded warrants, do not expire.

Subscription receivable - In September 2023, the Company agreed to issue 500,000 shares of common stock to the borrower for a principal sum amount of $500,000. On August 12, 2024, the Company was transferred and assigned $522,667, sum of principal and accrued interest owed as of June 30, 2024, of stock in another company by the third-party borrower. As a result of this assignment agreement, the subscription receivable is paid in full, and $522,667 is recorded as an investment at September 30, 2024.

In September 2023, the Company agreed to issue 2,000,000 shares of common stock to the borrower for a principal sum amount of $2,000,000. On August 12, 2024, the Company was transferred and assigned $2,090,667, sum of principal and accrued interest owed as of June 30, 2024, of stock in another company by the third-party borrower. As a result of this assignment agreement, the subscription receivable is paid in full, and $2,090,667 is recorded as an investment at September 30, 2024.

18

In December 2023, the Company agreed to grant pre-funded warrants exercisable to acquire up to 1,200,000 shares of common stock to the borrower for a principal sum amount of $1,000,000. During the first quarter of 2024, the Company and the third-party borrower agreed to amend the note as a result of the decline in the publicly traded common stock price. The amount of pre-funded warrants exercisable to acquire up to 1,200,000 shares of common stock was amended to 2,000,000 shares of common stock, and the total principal balance of the note agreement was increased from $1,000,000 to $1,100,000. On August 12, 2024, the Company was transferred and assigned $1,132,869, sum of principal and accrued interest owed as of June 30, 2024, of stock in another company by the third-party borrower. As a result of this assignment agreement, the subscription receivable is paid in full, and $1,132,869 is recorded as an investment at September 30, 2024.

In February 2024, the Company agreed to grant pre-funded warrants exercisable to acquire up to 4,000,000 shares of common stock to the borrower for a principal sum amount of $1,900,000. On August 12, 2024, the Company was transferred and assigned $1,944,879, sum of principal and accrued interest owed as of June 30, 2024, of stock in another company by the third-party borrower. As a result of this assignment agreement, the subscription receivable is paid in full, and $1,944,879 is recorded as an investment at September 30, 2024.

In June 2024, in connection with the Company’s series A preferred stock offering, the Company closed on subscription agreements totaling $2,100,000 due to the Company on February 28, 2025.

NOTE 7 – NON-CONTROLLING INTEREST

As a result of the series A preferred stock offering discussed in Note 5, Capital Structure, the Company has consolidated the two newly formed subsidiaries, SNAP Biosciences, Inc. and GEAR Therapeutics, Inc., because we have a controlling interest in both. Therefore, the entities’ financial statements are consolidated in our unaudited condensed consolidated financial statements and the entities’ other equity is recorded as a non- controlling interest. As part of the initial closings, the Series A Investors received in the aggregate a 8.74% non-voting equity ownership in both of the newly formed subsidiaries. The Company contributed the co-development options to GEAR Therapeutics Inc. and recorded $157,684 of non-controlling interest at September 30, 2024. The remainder was recorded as additional paid in capital. No assets have been contributed to SNAP Biosciences Inc. as of September 30, 2024.

NOTE 8 – INVESTMENTS

On August 12, 2024, the Company satisfied $5.7 million of subscription receivables in the form of shares of common stock in two privately held companies. The shares of common stock are carried as investments on the Company’s unaudited condensed consolidated balance sheets at its initial cost basis of $1.00 per share. As the investments are in privately held companies, the Company will assess the investments for impairment on an annual basis.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Leases – The Company leases office space under an operating lease that commenced December 1, 2017 through November 30, 2019 and a first lease extension commencing December 1, 2019 through May 31, 2020. The second lease extension extended the lease for twenty-four months, beginning on June 1, 2020 and ended on May 31, 2022. The third lease extension extended the lease for twenty-four months, beginning on June 1, 2022 and ended on May 31, 2024. The fourth lease extension, signed on January 30, 2024, extends the lease for twenty-four months, beginning June 1, 2024 and ending on May 31, 2026. The monthly rent is $3,805 for the first year of the extension and increasing to $3,860 for the second year of the extension.

The Company records rent expense associated with this lease on the straight-line basis in conjunction with the terms of the underlying lease. During the three and nine months ended September 30, 2024, rents paid totaled $11,415 and $33,970, respectively. During the three and nine months ended September 30, 2023, rents paid totaled $11,250 and $33,750, respectively.

19

Future minimum rental payments required under the lease are as follows:

2024	$11,415
2025	46,046
2026	19,301
Total minimum lease payments:	76,762
Less amount representing interest	(5,693)
Present value of minimum lease payments:	$71,069

As of September 30, 2024, the Company had recorded a right of use asset of $69,554, and current and non-current lease liabilities of $9,890 and $61,179, respectively.

Legal Matters – The Company is currently not a defendant in any litigation or threatened litigation that could have a material effect on the Company’s unaudited condensed consolidated financial statements.

CAR T License – On August 31, 2022, the Company entered into an exclusive license agreement with the University of Pittsburgh for certain intellectual property rights related to the universal self-labeling SynNotch and CARs for programable antigen-targeting technology platform. The Company paid the University of Pittsburgh a non-refundable fee in the amount of $75,000 for the exclusive patent rights to the licensed technology. Under the terms of the agreement, the Company has been assigned the worldwide development and commercialization rights to the licensed technology in the field of human treatment of cancer with antibody or antibody fragments using SNAP-CAR T-cell technology, along with (i) an intellectual property portfolio consisting of issued and pending patents and (ii) options regarding future add-on technologies and developments. In consideration of these rights, the Company paid an initial license fee of $75,000, and will have annual maintenance fees ranging between $15,000 and $25,000, as well as developmental milestone payments (as defined in the agreement) and royalties equal to 3.5% of net sales. On January 25, 2023, the Company entered into a corporate research agreement with the University of Pittsburgh for the pre- clinical development of SNAP-CAR T-cells targeting HER2. The Company agreed to pay $716,714 for performance-based milestones over a two-year term, of which $179,179 has been paid as of September 30, 2024.

In September 2023, the Company expanded its exclusive license agreement with the University of Pittsburgh to include SNAP-CAR technology platform in natural killer (NK) cells. The Company paid $2,000 to amend the agreement.

20

Deverra Therapeutics, Inc. – On August 16, 2023, the Company entered into an exclusive licensing arrangement (the “License Agreement”) with Deverra Therapeutics Inc. (“Deverra”), pursuant to which the Company completed the exclusive license of key patent families and related intellectual property related to a proprietary allogeneic stem cell expansion and directed differentiation platform for the generation of multiple distinct immune effector cell types, including natural killer (NK) and monocyte/macrophages. The License Agreement provides the Company with exclusive rights to use the license patents and related intellectual property in connection with development and commercialization efforts in the defined field of use (the “Field”) of (a) use of unmodified NK cells as anti-viral therapeutic for viral infections, and/or as a therapeutic approach for treatment of relapsed/refractory AML and high-risk MDS; (b) use of Deverra’s cell therapy platform to generate NK cells for the purpose of engineering with Coeptis SNAP-CARs and/or Coeptis GEAR Technology; and (c) use of Deverra’s cell therapy platform to generate myeloid cells for the purpose of engineering with the Company’s current SNAP-CAR and GEAR technologies. In support of the exclusive license, the Company also entered into with Deverra (i) an asset purchase agreement (the “APA”) pursuant to which the Company purchased certain assets from Deverra, including but not limited to two Investigational New Drug (IND) applications and two Phase 1 clinical trial stage programs (NCT04901416, NCT04900454) investigating infusion of DVX201, an unmodified natural killer (NK) cell therapy generated from pooled donor CD34+ cells, in hematologic malignancies and viral infections and (ii) a non-exclusive sublicense agreement (the “Sublicense Agreement”), in support of the assets obtained by the exclusive license, pursuant to which the Company sublicensed from Deverra certain assets which Deverra has rights to pursuant a license agreement (“FHCRC Agreement”) by and between Deverra and The Fred Hutchinson Cancer Research Center (“FHCRC”).

As consideration for the transactions described above, the Company paid Deverra approximately $570,000 in cash, issued to Deverra 4,000,000 shares of the Company’s common stock and assumed certain liabilities related to the ongoing clinical trials. Total consideration paid was $4,937,609, which was fully expensed in accordance with ASC 730, and is reflected within research and development in the accompanying consolidated statements of operations for the year ended December 31, 2023. In addition, in accordance with the terms of the Sublicense Agreement, the Company agreed to pay FHCRC certain specified contingent running royalty payments and milestone payments under the FHCRC Agreement, in each case to the extent such payments are triggered by the Company’s development activities.

On October 26, 2023, the Company entered into a Shared Services Agreement (“SSA”) with Deverra, in accordance with requirements set forth in the APA. Under the terms of the SSA, Coeptis and Deverra will share resources and collaborate to further the development of Coeptis’ GEAR and SNAP-CAR platforms, as well as the purchased and licensed assets under the License Agreement and APA. The SSA expires on October 26, 2024.

Registration Rights

Pursuant to a registration rights agreement entered into on October 29, 2020, the holders of the founder shares, the Private Placement Warrants and underlying securities, and any securities issued upon conversion of Working Capital Loans (and underlying securities) would be entitled to registration rights pursuant to a registration rights agreement. The holders of at least a majority in interest of the then-outstanding number of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Imperial, I-Bankers and Northland did not exercise their demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and did not exercise its demand rights on more than one occasion. The registration rights agreement did not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company would bear the expenses incurred in connection with the filing of any such registration statements.

21

NOTE 10 - 401(k) PROFIT-SHARING PLAN

The Company sponsors a qualified profit-sharing plan with a 401(k) feature that covers all eligible employees. Participation in the 401(k) feature of the plan is voluntary. Participating employees may defer up to 100% of their compensation up to the maximum prescribed by the Internal Revenue Code. The plan permits for employee elective deferrals but has no contribution requirements for the Company. During the three and nine month periods ended September 30, 2024 and 2023, no employer contributions were made.

NOTE 11 – INCOME TAXES

For the three and nine months ended September 30, 2024 and 2023, respectively, no income tax expense or benefit was recognized. The Company’s deferred tax assets are comprised primarily of net operating loss carryforwards. The Company maintains a full valuation allowance on its deferred tax assets since it has not yet achieved sustained profitable operations. As a result, the Company has not recorded any income tax benefit since its inception.

NOTE 12 – NOTE RECEIVABLE

On July 19, 2023 the Company (“Lender”) entered into a Senior Secured Note agreement with Deverra (“Borrower”). The Company agreed to make advances of principal to the Borrower of up to an aggregate amount equal to $572,000. Any advances are at the sole discretion of the Company. The outstanding unpaid principal balance of the note bears interest at 3% per annum and is due and payable on the maturity date, September 30, 2023.

In the event that a certain business transaction between the Lender and Borrower as contemplated by that certain binding term sheet dated April 13, 2023, and referenced in Note 8, Commitments and Contingencies, is consummated prior to the maturity date, the full amounts due under this note shall be applied against the cash portion of any closing payment due from the Lender in connection with such transaction and any excess amounts under this note shall be treated as additional purchase price in connection with the transaction.

As of September 30, 2023, and in relation to the Deverra asset purchase referenced in Note 8, Commitments and Contingencies, $567,609 of principal and $2,892 of interest were applied against the cash portion of the closing payment with the Company in connection with such transaction. The note is considered paid in full.

NOTE 13 – RELATED PARTY TRANSACTION

In September 2023, the Company entered into a transaction with AG Bio Life Capital I LP (“AG”), a Delaware limited partnership, where an employee of the Company is the general partner. The Company agreed to issue 600,000 shares of common stock of the Company (“AG Shares”) to AG, in exchange for $600,000, consisting of $100,000 payable in cash and the balance payable under a promissory note (“AG Note”). The principal amount including all interest under the AG Note is due and payable by AG no later than August 30, 2024 (the “AG Maturity Date”). The outstanding unpaid principal balance of the AG Note bears interest commencing as of the Company’s next registration statement at the rate of six (6%) percent per annum, which interest rate will increase to eighteen (18%) percent per annum in the event an event of default occurs under the AG Note, computed on the basis of the actual number of days elapsed and a year of 365 days. AG has the option of repaying the obligations under the AG Note in advance of the AG Maturity Date, in whole or in part, at any time upon at least thirty (30) days prior written notice delivered to the Company. AG has certain obligations to contribute the proceeds of the sale of its AG Shares to the Company, in the event that any AG Shares are sold prior to the AG Maturity Date. On August 12, 2024, AG transferred and assigned $522,667 to the Company, the sum of principal and accrued interest owed as of June 30, 2024, of stock in another company. As a result of this assignment agreement, the AG Note is considered paid in full, and $522,667 is recorded as an investment at September 30, 2024.

22

NOTE 14 – SUBSEQUENT EVENTS

Management has performed a review of all events and transactions occurring after September 30, 2024 for items that would require adjustment to or disclosure in the accompanying unaudited condensed consolidated financial statements, noting no such items or transactions other than the following.

On November 1, 2024, the Company entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”) pursuant to which the Company has the right to sell to Yorkville up to $20.0 million of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. The Company also entered into a Registration Rights Agreement with Yorkville pursuant to which it will register the resale of shares of common stock issued to Yorkville pursuant to the SEPA. Sales of the shares of common stock to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of common stock to Yorkville under the SEPA, except in connection with notices that may be submitted by Yorkville in certain circumstances as described below.

Each advance (each, an “Advance”) the Company requests in writing to Yorkville under the SEPA (notice of such request, an “Advance Notice”) may be for a number of shares of common stock up to such amount as is equal to 100% of the average daily volume traded of the common stock during the five trading days immediately prior to the date the Company requests each Advance. The shares of common stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to 95% of the lowest daily VWAP of the shares of common stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. “VWAP” is defined as the daily volume weighted average price of the shares of Common Stock for such trading day on the Nasdaq Stock Market (“Nasdaq”) during regular trading hours as reported by Bloomberg L.P.

The SEPA will automatically terminate on the earliest to occur of (i) December 1, 2027, provided that the Yorkville Note (described below) has been fully repaid or (ii) the date on which the Company shall have made full payment of Advances pursuant to the SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of common stock need to be issued and the Company has paid all amounts owed to Yorkville pursuant to the Yorkville Note (described below). The Company and Yorkville may also agree to terminate the SEPA by mutual written consent.

Any purchase under an Advance would be subject to certain limitations, including that Yorkville shall not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 4.99% of the then outstanding voting power or number of shares of common stock or any shares that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of common stock outstanding on the date of the SEPA (the “Exchange Cap”), unless the Company obtains stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules.

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $200,000 to Yorkville, payable as follows: (i) $80,000 payable when the SEPA was entered into, in the form of the issuance of 400,000 shares of common stock, representing $80,000 divided by the closing price as of the trading day immediately prior to the date of the SEPA, and (ii) $120,000 payable in cash or by way of an Advance on the on the date upon which the Company has first received Advances in the aggregate amount of $5,000,000.

Additionally, Yorkville agreed to advance to the Company, in exchange for a convertible promissory note (the “Yorkville Note”), an aggregate principal amount of $1,304,758. Interest shall accrue on the outstanding balance of the Yorkville Note at an annual rate equal to 8%, subject to an increase to 18% upon an event of default as described in the Yorkville Note. The maturity date of the Yorkville Note is November 1, 2025. Yorkville may convert the Yorkville Note into shares of common stock at any time at a conversion price equal to the lower of (i) $1.00 (the “Fixed Price”) or (ii) a price per share equal to 95% of the lowest daily VWAP during the 5 consecutive trading days immediately prior to the conversion date of the Yorkville Note (the “Variable Price”), but which Variable Price shall not be lower than a floor price of $0.04 (the “Floor Price”). This Yorkville Note terminates and replaces the previous note agreement dated January 3, 2024 and discussed above in Note 4, Debt.

23

At any time while the SEPA is in place that there is a balance outstanding under the Yorkville Note, Yorkville may deliver to the Company a notice (an “Investor Notice”) to the Company to cause an Advance Notice to be deemed delivered to Yorkville and the issuance and sale of shares of Common Stock to Yorkville pursuant to an Advance. Yorkville may select the amount of the Advance in an amount not to exceed the balance owed under the Yorkville Note outstanding on the date of delivery of such Investor Notice. The shares will be issued and sold to Yorkville pursuant to an Investor Notice at a per share price equal to the conversion price that would be applicable to the amount of the Advance selected by Yorkville if such amount were to be converted as of the date of delivery of the Investor Notice. Yorkville will pay the purchase price for such shares to be issued pursuant to the Investor Notice by offsetting the amount of the purchase price to be paid by Yorkville against an amount outstanding under the Yorkville Note.

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 5% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the common stock is less than the Fixed Price.

24

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

As discussed elsewhere in this Quarterly Report on Form 10-Q, pursuant to the Merger, we acquired our primary operating subsidiary Coeptis Therapeutics, Inc. The Merger was accounted for as a “reverse merger,” and Coeptis Therapeutics, Inc. was deemed to be the accounting acquirer in the Merger. Consequently, the financial condition, results of operations and cash flows discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations discussed below are those of Coeptis Therapeutics, Inc. and its consolidated subsidiaries. When we use words in this section like “we,” “us”, “our,” the “Company” and words of the like, unless otherwise indicated, we are referring to the operations of our wholly-owned subsidiaries, including Coeptis Therapeutics, Inc.

Forward-Looking Statements

This Report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 12E of the Securities Exchange Act of 1934, including or related to our future results, certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this Report, the words “estimate,” “project,” “intend,” “believe,” “expect” and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this Report, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this Report speak only as of the date of this Report as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements. These and other statements which are not historical facts are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the failure to successfully develop a profitable business, delays in identifying customers, and the inability to retain a significant number of customers, as well as the risks and uncertainties described in “Risk Factors” section to our Annual Report for the fiscal year ended December 31, 2023.

When we use words like “we,” “us”, “our,” the “Company” and words of the like, unless otherwise indicated, we are referring to the operations of us and our wholly-owned subsidiaries Coeptis Therapeutics, Inc. and Coeptis Pharmaceuticals, Inc., SNAP Biosciences, Inc. and GEAR Therapeutics, Inc. (“Coeptis”).

Objective

The objective of our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is to provide users of our financial statements with the following:

•	A narrative explanation from the perspective of management of our financial condition, results of operations, cash flows, liquidity and certain other factors that may affect future results;
•	Useful context to the financial statements; and
•	Information that allows assessment of the likelihood that past performance is indicative of future performance.

Our MD&A is provided as a supplement to, and should be read together with, our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024 and 2023, included in Part I, Item 1 of this Form 10-Q.

25

Company History

General. The Company was originally incorporated in the British Virgin Islands on November 27, 2018 under the name Bull Horn Holdings Corp. On October 27, 2022, Bull Horn Holdings Corp. domesticated from the British Virgin Islands to the State of Delaware. On October 28, 2022, in connection with the closing of the Merger, the Company changed its corporate name from Bull Horn Holdings Corp. to “Coeptis Therapeutics Holdings, Inc.”

The Merger Transaction. On October 28, 2022, a wholly-owned subsidiary of Bull Horn Holdings Corp., merged with and into Coeptis Therapeutics, Inc., with Coeptis Therapeutics, Inc. as the surviving corporation of the Merger. As a result of the Merger, the Company acquired the business of Coeptis Therapeutics, Inc., which now continues its existing business operations as the Company’s wholly-owned subsidiary.

About the Company’s Subsidiaries. The Company now operates through its direct and indirect wholly-owned subsidiaries Coeptis Therapeutics, Inc., Coeptis Pharmaceuticals, Inc. and Coeptis Pharmaceuticals, LLC.

Issuance under Merger Transaction. Simultaneously with the closing of the Merger, all of the issued and outstanding shares of Coeptis Therapeutics, Inc. common stock (including the shares of common stock underlying Coeptis’ series B preferred stock) converted, on a 2.96851721 for 1 basis, into shares of our Common Stock. As of the Merger, there were no Coeptis options outstanding, and there were warrants outstanding to purchase an aggregate of 4,642,500 shares of Coeptis common stock at an average exercise price of $2.67 per share, which warrants converted on the closing of the Merger into warrants to purchase an aggregate of 1,563,912 shares of our common stock at an average exercise price of $7.93 per share.

On the closing of the Merger, the former Coeptis common stock was exchanged for the right to receive 17,270,079 shares of our common stock (including 2,694,948 shares of common stock issued in exchange for the Coeptis series B preferred stock issued and outstanding). Our common stockholders before the Merger retained 2,246,760 shares of our common stock. As a result, immediately following the closing of the Merger, Coeptis’ former stockholders and our then existing stockholders held approximately 88% and 12%, respectively, of the total combined voting power of all classes of our stock entitled to vote.

As discussed in our Annual Report on Form 10-K, the Merger was treated as a recapitalization of the Company, and was accounted for as a “reverse merger,” and Coeptis was deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Coeptis, and the condensed consolidated financial statements after completion of the Merger will include the assets and liabilities of Coeptis, historical operations of Coeptis and operations of Coeptis from the closing of the Merger.

Company History of Coeptis Therapeutics, Inc.

Coeptis Pharmaceuticals, LLC was formed on July 12, 2017 as a Pennsylvania multi-member limited liability company. On December 1, 2018, the members of LLC contributed their interest to a newly formed corporation, Coeptis Pharmaceuticals, Inc. As of December 1, 2018, the LLC became a disregarded single-member limited liability company which is wholly owned by the newly formed corporation. On February 12, 2021, Vinings Holdings, Inc., a Delaware corporation (“Vinings”), merged (the “Merger”) with and into Coeptis Pharmaceuticals, Inc. On July 12, 2021, the company has legally changed its name from Vinings Holdings, Inc. to Coeptis Therapeutics, Inc. Coeptis was the surviving corporation of that Merger. As a result of the Merger, Vinings acquired the business of Coeptis and will continue the existing business operations of Coeptis as a wholly owned subsidiary. The Merger was treated as a recapitalization of the Company for financial accounting purposes. The historical financial statements of Vinings before the Merger were replaced with the historical financial statements of Coeptis before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”).

26

Overview and Outlook

We are a pharmaceutical company which owns, acquires, and develops drug products and pharmaceutical technologies which offer improvements to current therapies. Our products and technologies are intended to be commercialized in the US and worldwide markets. Since our inception in 2017, it has acquired and commercialized two drug products for the US market, which were approved as 505b2 applications. These anti-hypertension products were launched into the US market during 2020 through a marketing partner. At launch, the sales and promotional efforts were significantly impeded by the limitation of the global pandemic and as such, we have since abandoned all activities and ownership pertaining to both products. We also began the development of several ANDA products which we divested in 2019 to a larger generic pharmaceutical drug manufacturer, and have moved away from focusing on the commercialization of generic products. In early 2021, we entered into strategic partnerships to co-develop improved therapies for the auto-immune and oncology markets. Following the reverse merger transaction, we continue to focus on identifying and investing resources into innovative products and technologies which we believe will significantly transform our current products and therapies.

During 2020 and continuing through 2021, we faced several operational challenges related to the COVID-19 global pandemic, which we continue to work to overcome. The launch of both 505b2 products was impacted because of various COVID-19 limitations, most notably field sales personnel were not able to make healthcare provider visits in person; thereby limiting the awareness of the availability of these products. We explored and implemented several non-personal promotion efforts, but given the global limitations and dynamics, it was challenging to achieve expected sales. We have since abandoned all activities and ownership pertaining to both products.

In May 2021, we entered into two exclusive option agreements (the “CD38 Agreements”) relating to separate technologies designed to improve the treatment of CD38-related cancers (e.g., multiple myeloma, chronic lymphocytic leukemia, and acute myeloid leukemia) with VyGen-Bio, Inc. (“Vy-Gen”), a majority-owned subsidiary of Vycellix, Inc., a Tampa, Florida-based private, immuno-centric discovery life science company focused on the development of transformational platform technologies to enhance and optimize next-generation cell and gene-based therapies, including T cell and Natural Killer (“NK”) cell-based cancer therapies.

The CD38 Agreements relate to two separate Vy-Gen drug product candidates, as follows:

CD38-GEAR-NK. This Vy-Gen drug product candidate is designed to protect CD38+ NK cells from destruction by anti-CD38 monoclonal antibodies, or mAbs. CD38-GEAR-NK is an autologous, NK cell-based therapeutic that is derived from a patient’s own cells and gene-edited to enable combination therapy with anti-CD38 mAbs. We believe CD38-GEAR-NK possesses the potential to minimize the risks and side effects from CD38-positive NK cell fratricide.

Market Opportunity. We believe CD38-GEAR-NK could potentially revolutionize how CD38-related cancers are treated, by protecting CD38+ NK cells from destruction by anti-CD38 mAbs, thereby promoting the opportunity to improve the treatment of CD38-related cancers, including multiple myeloma, chronic lymphocytic leukemia, and acute myeloid leukemia.

Multiple myeloma is the first cancer indication targeted with CD38-GEAR-NK. The global multiple myeloma market was $19.48B in 2018 and is expected to reach $31B by 2026 [Source: Fortune Business Reports].

CD38-Diagnostic. This Vy-Gen product candidate is an in vitro diagnostic tool to analyze if cancer patients might be appropriate candidates for anti-CD38 mAb therapy. CD38-Diagnostic is an in vitro screening tool that provides the ability to pre-determine which cancer patients are most likely to benefit from targeted anti-CD38 mAb therapies, either as monotherapy or in combination with CD38-GEAR-NK. CD38-Diagnostic also has the potential to develop as a platform technology beyond CD38, to identify patients likely to benefit for broad range of mAb therapies across myriad indications.

27

Market Opportunity. We believe CD38-Diagnostic provides opportunity to make more cost-effective medical decisions for the treatment of B cell malignancies with high CD38 expression, including multiple myeloma, which may help to avoid unnecessary administration of anti-CD38 therapies. CD38-Diagnostic could prevent patients from being subjected to ineffective therapy and enable significant savings to healthcare systems.

CD38-Diagnostic could be offered as a companion diagnostic for determining patient suitability and likelihood of positive treatment outcomes for CD38-GEAR-NK and/or CD38 monoclonal antibody therapies.

On September 28, 2023, we received FDA’s response to our 513(g) request for information submission pertaining to the classification of the CD38-Diagnostic. The CD38-Diagnostic has been designated a Class II type device. The confirmation of this classification is beneficial as we’re now better able to plan for and execute future development activities.

GEAR-NK Product Overview. GEAR-NK is an autologous, gene-edited, natural killer cell-based therapeutic development platform that allows for modified NK cells to be co-administered with targeted mAbs, which, in the absence of the GEAR-NK, would otherwise be neutralized by mAb therapy.

In May 2021, we made initial payments totaling $750,000 under the CD38 Agreements, to acquire the exclusive options to acquire co-development rights with respect to CD38-GEAR-NK and CD38-Diagnostic. On August 15, 2021, we entered into amendments to each of the CD38 Agreements. In connection with the two amendments, we delivered to VyGen promissory notes aggregating $3,250,000 with maturity dates of December 31, 2021, and made a cash payment of $1,000,000, upon which cash payment we exercised the two definitive option purchase agreements. In December 2021, we completed our payment obligations to secure the 50% ownership interest in the CD38-Diagnostic, and subsequently in November 2022 we completed our purchase of the 50% ownership interest for the CD38-GEAR-NK product candidate. Details of the two August amendments and the December amendment are summarized in the amendments attached at Exhibits 4.1 and 4.2 to our Current Report on Form 8-K dated August 19, 2021 and Exhibits 4.2 to the our Current Report on Form 8-K dated December 27, 2021.

In connection with the Vy-Gen relationship and the Company’s ownership in the two product candidates described above, in December 2021 the Company and Vy-Gen entered into a co-development and steering committee agreement. The co-development and steering committee agreement provides for the governance and economic agreements between the Company and Vy-Gen related of the development of the two Vy-Gen drug product candidates and the revenue sharing related thereto, including each company having a 50% representation on the steering committee and each company receiving 50% of the net revenues related to the Vy-Gen product candidates. Details of the co-development and steering committee agreement are summarized in our Current Report on Form 8-K dated December 27, 2021, including Exhibits 4.1 and 4.2 thereto.

Vici Health Sciences, LLC. In 2019, we entered into a co-development agreement with Vici Health Sciences, LLC (“Vici”). Through this partnership, we would co-develop, seek FDA approval and share ownership rights with Vici to CPT60621, a novel, ready to use, easy to swallow, oral liquid version of an already approved drug used for the treatment of Parkinson’s Disease (PD). As we continue to direct its operational focus towards the Vy-Gen opportunities previously described, we have recently stopped allocating priority resources to the development of CPT60621. We are currently in negotiations in which Vici intends to buy-out most or all of our remaining ownership rights.

Our Results of Operations

Revenue. To date, we have generated minimal revenue mostly from consulting arrangements and product sales. Due to the COVID-19 global pandemic and the resulting market dynamics, it is uncertain if the current marketed products can generate sufficient sales to cover expenses.

Operating Expenses. General and administrative expenses consist primarily of salaries and related costs for personnel and professional fees for consulting services related to regulatory, pharmacovigilance, quality, legal, and business development. We expect that our general and administrative expenses will increase in the future as we increase our headcount to support the business growth. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance, insurance, and investor relation expenses associated with operating as a public company.

Research and development costs will continue to be dependent on the strategic business collaborations and agreements will are anticipating in the future. We expect development costs to increase to support our new strategic initiatives.

28

Comparison of the three months ended September 30, 2024 and September 30, 2023

Revenues. Revenues, which were $0 and $0 during the three months ended September 30, 2024 and 2023 respectively, continue to be minimal. The Company’s activities primarily include product development, raising capital, and building infrastructure. Management does not expect the Company to generate any significant revenue for at least the next two years, during which time drug development will continue toward the goal of commercializing, through a partnership or otherwise, one or more of the Company’s target products or technologies.

Operating Expenses

Overview. Operating expenses decreased from $7,901,220 in the three months ended September 30, 2023 to $2,141,789 in the three months ended September 30, 2024. The decrease is mainly due to lower professional services expense related to equity transactions.

General and Administrative Expenses. For the three months ended September 30, 2024 and 2023, general and administrative expenses are included in operating expenses. All costs incurred can be attributed to the planned principal operations of product development, raising capital, and building infrastructure.

Interest Expense. Interest expense was $19,800 for the three months ended September 30, 2023 and was $50,926 for the three months ended September 30, 2024. Interest was related to notes payable, which are discussed in detail in the notes to the unaudited condensed consolidated financial statements, incorporated by reference herein.

Comparison of the nine months ended September 30, 2024 and September 30, 2023

Revenues. Revenues, which were $0 and $0 during the nine months ended September 30, 2024 and 2023 respectively, continue to be minimal. The Company’s activities primarily include product development, raising capital, and building infrastructure. Management does not expect the Company to generate any significant revenue for at least the next two years, during which time drug development will continue toward the goal of commercializing, through a partnership or otherwise, one or more of the Company’s target products or technologies.

Overview. Operating expenses decreased from $18,125,156 in the nine months ended September 30, 2023 to $7,892,274 in the nine months ended September 30, 2024. The decrease is mainly due to lower professional services expense related to equity transactions.

General and Administrative Expenses. For the nine months ended September 30, 2024 and 2023, general and administrative expenses are included in operating expenses. All costs incurred can be attributed to the planned principal operations of product development, raising capital, and building infrastructure.

Interest Expense. Interest expense was $93,853 for the nine months ended September 30, 2023 and was $317,487 for the nine months ended September 30, 2024. Interest was related to notes payable, which are discussed in detail in the notes to the unaudited condensed consolidated financial statements, incorporated by reference herein.

Financial Resources and Liquidity. The Company had limited financial resources during the year ended December 31, 2023 with cash and cash equivalents of $1,469,134. For the nine months ended September 30, 2024, cash and cash equivalents decreased to $1,137,453, primarily as a result of cash paid for general corporate purposes. During both these time periods, the Company continues to operate a minimal infrastructure in order to maintain its ability to fund operations, keep full focus on all product development targets and to stay current with all of the Company’s scientist consultants, legal counsel, and accountants. David Mehalick, our President and Chief Executive Officer, Colleen Delaney, our Chief Scientific and Medical Officer, and Daniel A. Yerace, our Vice President of Operations, all agreed to waive their rights to a 2023 guaranteed bonus payment under their respective employment agreements to further maintain our ability to fund operations. During 2024, the Company believes that the ability to raise capital through equity transactions will increase liquidity and enable the execution of management’s operating strategy.

29

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

The Company is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information under this Item.

Item 4.	Controls and Procedures

Disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Our management, with the participation of our chief executive officer (our principal executive officer) and our chief financial officer (our principal financial officer) evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Report on Form 10-Q. Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of September 30, 2024, our disclosure controls and procedures were operating effectively.

Our Annual Report on Form 10-K contains information regarding a material weakness in our internal control over financial reporting as of December 31, 2023. For example, the Company lacked adequate segregation of duties which led to situations where individuals had access to both initiate and approve transactions with no additional formal review process. This material weakness was self-diagnosed, and was not issued by our independent auditors, Turner, Stone & Company, LLP. Management believes that as a result of actions taken by the Company, our internal controls over financial reporting are operating effectively as of September 30, 2024.

30

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings

None.

Item 1A.	Risk Factors

In addition to the other information set forth in this report, you should carefully consider the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K are not the only risks facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

All prior sales of unregistered securities have been properly disclosed in prior SEC filing.

Item 3.	Defaults Upon Senior Securities

Not applicable.

Item 4.	Mine Safety Disclosures

Not applicable.

Item 5.	Other Information

During the quarter ended September 30, 2024, no director or officer of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.

Item 6.	Exhibits

The following exhibits are attached hereto or incorporated by reference herein (numbered to correspond to Item 601(a) of Regulation S-K, as promulgated by the Securities and Exchange Commission) and are filed as part of this Form 10-Q:

31.1	Rule 13a-14(a)/15(d)-14(a) Certification of Chief Executive Officer, Principal Executive Officer. Filed herewith.
31.2	Rule 13a-14(a)/15(d)-14(a) Certification of President, Principal Financial Officer. Filed herewith.
32.1	Section 1350 Certification of Principal Executive Officer. Filed herewith.
32.2	Section 1350 Certification of Principal Financial Officer. Filed herewith.
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted in IXBRL, and included in exhibit 101).

31

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COEPTIS THERAPEUTICS HOLDINGS, INC.
Registrant

Date: November 13, 2024	By:	/s/ David Mehalick
David Mehalick Chief Executive Officer, Principal Executive Officer

Date: November 13, 2024	By:	/s/ Brian Cogley
Brian Cogley Chief Financial Officer, Principal Financial and Accounting Officer

32